Exhibit 99.1

LinkedIn Announces Third Quarter 2015 Results

MOUNTAIN VIEW, Calif., October 29, 2015 - LinkedIn Corporation (NYSE: LNKD), the world's largest professional network on the Internet reported its results for the third quarter of 2015. The transcript with prepared remarks is contained within this release. In addition, a supplemental presentation will be made available on the investor relations section of the LinkedIn website at http://investors.linkedin.com.

“LinkedIn delivered strong results in the third quarter, and recently announced several products focused on delivering increased member and customer value,” said Jeff Weiner, CEO of LinkedIn. “Our commitment to investing in our long-term roadmap continues to lay the foundation for future growth of the company.”

LinkedIn added a number of enhancements across our member value propositions during the quarter, including replacing the email inbox with a new messaging experience, expanding the publishing platform to include German, French, and Portuguese languages and developing the next generation of LinkedIn's mobile flagship experience.

Total revenue increased 37% year-over-year to $780 million, which includes $41 million in revenue from lynda.com.

Talent Solutions revenue increased 46% year-over-year to $502 million.

•	Hiring contributed $461 million in revenue, up 34% year-over-year, driven by continued operational improvement from our field sales organization and strong online growth.

•	Learning & Development contributed $41 million in revenue, in its first full quarter of contribution post acquisition.

Marketing Solutions revenue grew 28% year-over-year to $140 million.

•	Sponsored Updates performance once again exceeded 100% year-over-year growth, partially offset by expected premium display headwinds.

Premium Subscriptions revenue improved 21% year-over-year to $138 million.

•	Sales Navigator continued to gain traction with large enterprises and saw improvements in customers' satisfaction.

Adjusted EBITDA was $208 million, or 27% of revenue which is consistent with last year. GAAP net loss attributable to common stockholders was $41 million and non-GAAP net income was $103 million.

GAAP diluted EPS was $(0.31), below last year’s performance of $(0.03). Non-GAAP diluted EPS improved to $0.78 compared to $0.52 last year.

"LinkedIn achieved strong performance across all three product lines during the quarter," said Steve Sordello, CFO of LinkedIn. "We remain focused on pursuing long-term investments to achieve future growth and increased profitability."

Business Outlook

LinkedIn is providing guidance for the fourth quarter and full year 2015. Further details can be found in the transcript below and the supplemental presentation, which will be made available on the investor relations section of the LinkedIn website at http://investors.linkedin.com:

•
Q4 2015 Guidance: Revenue is expected to range between $845 million and $850 million. Adjusted EBITDA is expected to be approximately $210 million. Non-GAAP EPS is expected to be approximately $0.74. The company expects depreciation of approximately $78 million, amortization of approximately $47 million, and stock-based compensation of approximately $135 million. The company also expects approximately 132 million GAAP fully-diluted weighted shares and 134 million non-GAAP fully-diluted weighted shares.

•
Full Year 2015 Guidance: Revenue is expected to range between $2.975 billion and $2.980 billion. Adjusted EBITDA is expected to be approximately $740 million. Non-GAAP EPS is expected to be approximately $2.63. The company expects depreciation of approximately $281 million, amortization of approximately $135 million, and stock-based compensation of approximately $510 million. The company also expects approximately 129 million GAAP fully-diluted weighted shares and 131 million non-GAAP fully-diluted weighted shares.

Prepared Remarks — Jeff Weiner, CEO LinkedIn Corporation

Q3 was a strong quarter for LinkedIn. Our member-facing product pipeline has never been stronger, and recent roll-outs are driving continued positive engagement trends. In terms of our business lines, Talent Solutions performed well, while Marketing Solutions remained stable. We also made good progress in Sales Solutions and lynda.com, our more nascent opportunities, which are future growth drivers for the company.

For Q3, overall revenues grew 37% to $780 million. We delivered adjusted EBITDA of $208 million, and non-GAAP EPS of $0.78 cents.

Q3 cumulative members grew 20% to 396 million, and last week reached the 400 million member milestone. Unique visiting members grew 11% to an average of 100 million per month, and member page views grew 33%. This has yielded 20% year over year growth in page views per unique visiting member, continuing a pattern of accelerated growth throughout 2015. This is in part a result of placing more emphasis on quality engagement for our members and less on transactional engagement generated by emails. Mobile continues to grow at double the rate of overall member activity, and now represents 55% of all traffic to LinkedIn.

LinkedIn’s value proposition is simple - connect to opportunity. For our members, this means three things: connect to your professional world, stay informed through professional news and knowledge, and get hired and build your career. In 2015, we made substantial progress on delivering these value propositions. Here are a few highlights of the progress we’ve made since our last earnings call.

We continued to expand the LinkedIn network globally. Since our last call, China has continued to accelerate the absolute number of signups, and now has more than 13 million members, up more than 3x since early 2014 when we launched our local language version. Though still early, we are also seeing strong sign-ups and engagement for Chitu, our first professional networking app designed specifically for the Chinese market.

In Q3, we replaced the traditional Inbox with Messaging, a more lightweight and casual communications interface. While still early, but we have already seen a double digit percentage increase in the number of messages sent between members, and a significant lift in one day reply rates. Messaging is already available for our English-language members, and we are in the process of completing the roll out globally.

Finally, a few weeks ago, we previewed the next generation of LinkedIn’s mobile flagship experience. This new app was developed mobile first; does fewer things better; and is faster, simpler, and more personalized. It’s structured around five key pillars - the Feed, Profile, My Network, Messaging, and Search - and will launch next month. In 2016, these pillars will also serve as the foundation for the ongoing evolution of our desktop site.

Connecting our members to relevant news, knowledge, and skills is another strategic priority integral to creating member value. Our publishing platform is central to this effort. In Q3, the number of long-form posts published per week reached more than 150,000. We also recently added the ability to post long-form content in more languages, including Portuguese, French, and German. And last week, we welcomed Oprah Winfrey to the Influencer platform.

Lastly, helping members get hired is one of the fastest growing areas of engagement on LinkedIn. We continue to increase the scale of jobs on the platform, with more than 4 million active job listings today, compared to roughly 1 million a year ago. Monthly job page views were up over 90% year over year in September, and we have seen a 75% year over year increase in applications to those jobs.

Creating value for our members enables us to transform the way our customers Hire, Market, and Sell on a global basis through our three diverse product lines. In Q3, Talent Solutions grew 46% to $502 million, inclusive of Learning & Development revenue from lynda.com; Marketing Solutions was up 28% to $140 million; and Premium Subscriptions, which includes Sales Solutions, increased 21% to $138 million.

For Talent Solutions, Q3 saw continued strength stemming from the sales force realignment done at the start of the year. We have been investing in Talent Solutions R&D throughout 2015, and we now have the most powerful pipeline of new products for recruiters in our history. At Talent Connect, we announced two of our biggest - LinkedIn Referrals, and a completely revamped Recruiter platform. Both products enable employers to more easily leverage better data and employee relationships to hire the right talent faster. Referrals is expected to launch in November, and the new Recruiter early next year.

The ongoing integration of lynda.com progressed in Q3 with the launch of new LinkedIn Influencer courses and new features for our members. And the enterprise business remains strong; last quarter, lynda signed an existing customer to multi-year renewal for more than four million dollars, the largest deal in its history.

For Marketing Solutions, we continue to create a more scalable business and become the most effective platform for marketers to engage professionals. In Q3, Sponsored Updates accounted for approximately half of all Marketing Solutions revenue, and continues to grow in excess of 100% year over year.

In Sales Solutions, we launched a new Sales Navigator homepage with integrated Social Selling Index data. Sales Navigator customer satisfaction continued to increase during Q3. In addition, the field sales team is seeing early success with a “land and expand” go to market strategy.

Additionally, just this week, LinkedIn and EY agreed on the largest single deal in our history, leveraging Sales Navigator as a platform, as well as a go-to-market alliance to help accelerate our respective growth in the business-to-business enterprise market. Our collaboration with EY will enable us to leverage EY’s extensive capabilities, footprint and global reach. Together, we’ll help companies develop deeper and more trusted customer relationships through social and data analytics. We believe this strategic relationship will lead to collaboration and co-creation of solutions, generating opportunities for both of our organizations.

Lastly, LinkedIn @ Work, our newest value proposition for our customers, continues to gain momentum. In August, we launched LinkedIn LookUp, a standalone app that allows members to find and contact co-workers. And in September, we announced the general availability of LinkedIn Elevate to all large enterprises. Nearly all of the pilot partners up for renewal have purchased the product.

As we think about 2016, we expect to accelerate our focus on how we integrate all of these assets to help enterprises hire, market, and sell by using LinkedIn to connect to opportunity.

Finally, a word about our Talent, our most important operating priority. In Q3, we made strong progress on hiring senior level engineering talent, as well as hiring a record number of engineering managers, both of which are key objectives for us in 2015. This traction enables us to scale faster and deliver our product roadmap more effectively.

And now, I’ll turn it over to Steve for a deeper dive into our operating metrics and financials.

Prepared Remarks — Steve Sordello, CFO LinkedIn Corporation

Today I will discuss growth rates on a year-over-year basis unless indicated otherwise, and non-GAAP financial measures exclude items such as stock-based compensation expenses, amortization of intangibles, and the tax impacts of these adjustments.

During the third quarter, we demonstrated strong financial performance, and made significant progress on our long-term product roadmap for both members and customers.

With respect to revenue, in Q3 we generated $780 million in total sales, an increase of 37% year-over-year, or 43% on a constant currency basis. While lynda contributed approximately $41 million to revenue in its first full quarter post acquisition, the vast majority of our out performance relative to guidance was driven by the core business.

Talent Solutions, showed strong performance, with revenue of $502 million growing 46% year-over-year, and represented 64% of sales versus 61% last year.

Within our Hiring business, revenue grew 34% year-over-year, or 39% on a constant currency basis.

In our field sales channel, we saw nice year-over-year improvement in both churn and the net ratio. We also saw steady growth in new customers as we approach nearly 40,000 enterprise accounts under contract.

Our online channel is where small companies turn to LinkedIn on a self-serve basis, and in Q3 showed solid growth. All three online products - Recruiter Lite, Job Seeker, and online jobs - exhibited strength, the result of an upgraded customer experience.

Learning & Development contributed $41 million in the first full quarter following the lynda acquisition. Our product and go-to-market teams have focused on growing lynda’s existing business, and we plan to begin launching more integrated consumer and enterprise products in 2016.

Marketing Solutions grew 28% to $140 million, or 34% on a constant currency basis, and represented 18% of revenue versus 19% last year.

Sponsored Updates maintained strong momentum, and continues to be the driver of our advertising business. Sponsored Updates represented nearly 50% of marketing revenue, and once again grew in excess of 100% year-over-year. Recent growth has been driven by increased customer demand, aided by the launch of our new online campaign manager.

As expected, CPM-based premium display continued to face secular-driven headwinds. We experienced similar trends as compared with last quarter with revenue decreasing in the mid 30% range year-over-year. Premium display now represents approximately 15% of the Marketing Solutions mix compared with approximately 30% last year. As Sponsored Updates continues to grow, we expect premium display to contribute a smaller portion of our long-term mix.

We also remained focused on the B2B opportunity and continue to evolve our recently launched LinkedIn Lead Accelerator product. During the quarter, we saw churn decrease due to the emphasis on annual vs. quarterly campaigns.

Premium Subscriptions grew to $138 million up 21% year-over-year, or 26% growth on a constant currency basis, and contributed 18% of revenue versus 20% last year.

Sales Solutions remained the faster growing component of Premium, now representing over one-third of this revenue line. We continue to make both product and go-to-market gains as this new business enters its second year.

In addition to introducing Sales Navigator to new enterprise customers like EY, we continue to gain traction with our land and expand play book. Microsoft provides a terrific example, having grown their social selling practice from 15 Sales Navigator seats to more than 3,000 in less than two years. In the process, their social selling reps have seen a nearly 40% increase in productivity when compared to traditional sales reps.

General subscriptions still represents the majority of premium revenue, though since launching the new on-boarding experience late last year, we continue to see the individual subscriber mix shift towards Job Seeker and Recruiter Lite which are both reported within Talent Solutions.

In terms of geography, revenue generated outside the US represented 38% of overall revenue versus 40% last year, or 40% this quarter on a constant currency basis. EMEA performed well showing acceleration during the quarter, and APAC showed nice improvement as well.

By channel, field sales contributed 62% of revenue versus 60% last year. While a smaller portion of our revenue, higher margin online products performed well during the quarter, especially within Talent Solutions.

Moving to the non-GAAP financials, Adjusted EBITDA was $208 million, a 27% margin. This exceeded our expectations with revenue driving over half of our out performance, the vast majority coming from the core business, with especially strong performance from high-margin online products. The remainder of over performance was tied to lower expenses oriented across several areas including lynda and facilities.

Depreciation and Amortization totaled $118 million while stock compensation was $127 million.

GAAP net loss was $41 million, resulting in a $0.31 loss per share, compared to a loss of $4 million and $0.03 last year.

Non-GAAP net income was $103 million, resulting in earnings of $0.78 per share, compared with $66 million and $0.52 last year.

The balance sheet remains well positioned with $3.1 billion of cash and marketable securities. Operating cash flow was $240 million versus $181 million a year ago, and free cash flow was $73 million, up from $61 million last year. Note, capex increased meaningfully quarter over quarter as we began the buildout of our third self-managed data center.

I will end the call with guidance for the fourth quarter and an updated outlook for 2015.

For the fourth quarter:

•	We expect revenue between $845 and $850 million, 32% growth at the midpoint.

•	We expect Adjusted EBITDA of approximately $210 million, a 25% margin.

•	For non-GAAP EPS, we expect approximately $0.74 per share.

For the full year:

•	We expect revenue between approximately $2.975 and $2.980 billion, representing growth of 34% year-over-year.

•
This represents an increase of $35 - $40 million compared to prior guidance. The majority of the out performance was driven by Q3 results, with the remaining increase from a slight up-tick in our Q4 outlook for both our core business and lynda.

•	We expect Adjusted EBITDA of approximately $740 million, a 25% margin.

•	This represents an increase of approximately $75 million compared to prior guidance, with Q3 out performance of about $60 million.

•	For non-GAAP EPS, we expect approximately $2.63 per share.

I will now provide some additional context on guidance.

With respect to revenue in the fourth quarter:

•	Within Hiring, Learning & Development, and Sales Solutions, we expect healthy underlying trends to continue, albeit compared against a particularly strong Q4 in 2014.

•
For Marketing Solutions specifically, we expect Sponsored Updates to continue to drive our growth, offsetting consistent secular display headwinds and our first full quarter with a year-over-year comparison post the Bizo acquisition last year.

•	We also expect an approximately 5% growth headwind relative to F/X, unchanged from our previous Q4 outlook.

With respect to Adjusted EBITDA guidance:

•
We expect greater expense impact from a heavier quarter of sales rep hiring, greater field sales seasonality after a particularly strong online quarter in Q3, and ongoing investments in key areas including China and our member platform as we launch the new flagship app.

Lastly, I want to touch on how improvements to member-facing products will impact engagement metrics in the short-term:

1)
First, we are streamlining our new mobile app thereby decreasing the number of page views necessary to deliver a high quality experience. Specifically, more intuitive tabbed browsing replaces a dedicated navigation page, creating more seamless interaction.

2)
Second, we continue to remove emails and other transactional pages that generate lower value engagement to the site. This creates a better experience and long-term value for members, but will have a short-term impact on page view growth, especially when compared against a heavy transactional period like Q4’2014.

Both initiatives reflect our commitment and investment in the member platform. Throughout 2015, we have increasingly seen deeper member interaction across our core value propositions, including greater than 90% growth in traffic to jobs, and publishing content growing two times faster than the overall site. We look forward to sharing continued progress as we further innovate on our member platform.

Additional guidance incorporates:

•	Depreciation of approximately $78 million for Q4 and $281 million for the full year, with fourth quarter amortization of approximately $47 million and $135 million for the full year.

•	Stock based compensation of approximately $135 million for Q4 and approximately $510 million for the full year.

•	Other expense of approximately $16 million for Q4 and $57 million for the full year, including GAAP-only convertible accretion of $12 million in Q4 and $46 million for the full year.

•	In addition in Q4 we are evaluating and may adopt new accounting guidance with regard to our China JV, which increases the volatility of non-cash other expense.

•	A Non-GAAP tax rate of 23% for Q4 and the full year.

•	Capex of approximately 20% of revenue for the full year, reflecting the 2nd half data center build-out.

•	And for the share count:

•	On a GAAP basis, we expect 132 million fully diluted weighted shares in Q4, and an average of 129 million for the full year.

•	On a non-GAAP basis, we expect 134 million fully diluted weighted shares in Q4 and an average of 131 million for the full year.

In closing, LinkedIn delivered strong performance during the third quarter. As we end the year, our focus remains on the long-term realization of our mission and vision. This is an exciting period for LinkedIn as our product innovation takes root with complete re-designs of both our flagship mobile app and recruiter platform. We will continue to focus on areas that drive the greatest long-term business impact, while scaling our platform to create the most value for our members and customers.

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$526,837	$460,887	$1,017,287	$450,991	$631,725
Marketable securities	1,736,958	2,982,422	2,512,588	2,582,435	2,457,607
Accounts receivable	344,773	449,048	424,787	449,500	457,975
Deferred commissions	40,810	66,561	60,259	58,585	56,453
Prepaid expenses	55,571	52,978	62,800	75,669	72,752
Other current assets	79,795	110,204	141,798	118,718	136,225
Total current assets	2,784,744	4,122,100	4,219,519	3,735,898	3,812,737
Property and equipment, net	557,017	740,909	755,396	793,034	906,189
Goodwill	356,369	356,718	359,739	1,492,972	1,508,946
Intangible assets, net	140,802	131,275	122,826	456,233	418,050
Other assets	67,080	76,255	80,684	78,645	70,788
TOTAL ASSETS	$3,906,012	$5,427,257	$5,538,164	$6,556,782	$6,716,710

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$106,658	$100,297	$85,104	$109,715	$123,329
Accrued liabilities	188,983	260,189	206,826	256,958	296,794
Deferred revenue	463,576	522,299	585,812	629,671	621,411
Total current liabilities	759,217	882,785	877,742	996,344	1,041,534
CONVERTIBLE SENIOR NOTES, NET	—	1,081,553	1,092,715	1,104,010	1,115,439
DEFERRED TAX LIABILITIES	41,327	—	—	55,100	46,645
OTHER LONG-TERM LIABILITIES	105,043	132,100	143,704	180,101	185,187
Total liabilities	905,587	2,096,438	2,114,161	2,335,555	2,388,805
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTEREST	5,327	5,427	5,536	25,784	26,296
STOCKHOLDERS’ EQUITY:
Class A and Class B common stock	12	13	13	13	13
Additional paid-in capital	2,957,524	3,285,705	3,420,045	4,268,731	4,405,911
Accumulated other comprehensive income (loss)	685	(198)	1,085	(2,877)	6,632
Accumulated earnings (deficit)	36,877	39,872	(2,676)	(70,424)	(110,947)
Total stockholders’ equity	2,995,098	3,325,392	3,418,467	4,195,443	4,301,609
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY	$3,906,012	$5,427,257	$5,538,164	$6,556,782	$6,716,710

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Net revenue	$568,265	$643,432	$637,687	$711,735	$779,595
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	74,904	86,902	88,406	100,086	111,368
Sales and marketing	199,168	224,227	229,636	261,271	265,454
Product development	136,542	150,289	165,580	190,133	202,682
General and administrative	89,266	96,722	97,313	142,389	118,871
Depreciation and amortization	59,782	71,118	73,972	99,004	117,901
Total costs and expenses	559,662	629,258	654,907	792,883	816,276
Income (loss) from operations	8,603	14,174	(17,220)	(81,148)	(36,681)
Other income (expense), net:
Interest income	1,413	1,223	1,985	2,017	2,798
Interest expense	—	(6,797)	(12,597)	(12,694)	(12,773)
Other, net	(1,261)	(1,731)	(4,035)	(1,723)	(3,784)
Other income (expense), net	152	(7,305)	(14,647)	(12,400)	(13,759)
Income (loss) before income taxes	8,755	6,869	(31,867)	(93,548)	(50,440)
Provision (benefit) for income taxes	12,917	3,774	10,572	(26,048)	(10,429)
Net income (loss)	(4,162)	3,095	(42,439)	(67,500)	(40,011)
Accretion of redeemable noncontrolling interest	(101)	(100)	(109)	(248)	(512)
Net income (loss) attributable to common stockholders	$(4,263)	$2,995	$(42,548)	$(67,748)	$(40,523)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.03)	$0.02	$(0.34)	$(0.53)	$(0.31)
Diluted	$(0.03)	$0.02	$(0.34)	$(0.53)	$(0.31)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	123,427	124,590	125,471	128,241	130,716
Diluted	123,427	127,338	125,471	128,241	130,716

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

OPERATING ACTIVITIES:
Net income (loss)	$(4,162)	$3,095	$(42,439)	$(67,500)	$(40,011)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	59,782	71,118	73,972	99,004	117,901
Provision for doubtful accounts and sales returns	3,805	2,216	1,795	3,280	3,373
Amortization of investment premiums, net	3,457	4,309	5,514	5,001	5,362
Amortization of debt discount and transaction costs	—	5,916	11,189	11,322	11,456
Stock-based compensation	82,910	93,626	103,109	145,491	126,874
Excess income tax benefit from stock-based compensation	(13,114)	(51,512)	(18,198)	18,198	1,726
Changes in operating assets and liabilities:
Accounts receivable	15,657	(103,002)	29,489	(21,887)	(9,168)
Deferred commissions	4,836	(29,073)	7,067	1,535	3,094
Prepaid expenses and other assets	(15,605)	(4,383)	(34,629)	(1,957)	(9,568)
Accounts payable and other liabilities	54,017	89,656	(40,725)	55,959	51,954
Income taxes, net	8,248	(10,258)	5,629	(22,876)	(15,659)
Deferred revenue	(18,605)	58,723	63,359	72	(7,739)
Net cash provided by operating activities	181,226	130,431	165,132	225,642	239,595
INVESTING ACTIVITIES:
Purchases of property and equipment	(120,721)	(241,611)	(90,121)	(72,462)	(166,653)
Purchases of investments	(501,074)	(1,542,950)	(454,281)	(632,774)	(809,448)
Sales of investments	53,511	50,924	438,409	141,452	391,914
Maturities of investments	429,641	238,283	482,840	417,115	536,891
Payments for intangible assets and acquisitions, net of cash acquired	(160,894)	(2,783)	(4,161)	(650,681)	(20,030)
Changes in deposits and restricted cash	(20,504)	5,499	(1,382)	(1,877)	10,461
Net cash provided by (used in) investing activities	(320,041)	(1,492,638)	371,304	(799,227)	(56,865)
FINANCING ACTIVITIES:
Net cash provided by financing activities (1)	24,864	1,299,746	26,739	3,364	1,255
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(4,304)	(3,489)	(6,775)	3,925	(3,251)
CHANGE IN CASH AND CASH EQUIVALENTS	(118,255)	(65,950)	556,400	(566,296)	180,734
CASH AND CASH EQUIVALENTS—Beginning of period	645,092	526,837	460,887	1,017,287	450,991
CASH AND CASH EQUIVALENTS—End of period	$526,837	$460,887	$1,017,287	$450,991	$631,725
______________
(1) In the fourth quarter of 2014, we received net proceeds from our convertible senior notes offering, after deducting initial purchasers' discount and debt issuance costs, of approximately $1,305.4 million. Concurrently with the issuance of the notes, we used approximately $248.0 million of the net proceeds of the offering of the notes to pay the cost of convertible note hedge transactions, which was offset by $167.3 million in proceeds from warrants we sold.

LINKEDIN CORPORATION
TRENDED SUPPLEMENTAL REVENUE INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Revenue by product:
Talent Solutions
Hiring	$344,568	$369,348	$396,375	$425,812	$460,838
Learning & Development	—	—	—	17,558	41,273
Total Talent Solutions	344,568	369,348	396,375	443,370	502,111
Marketing Solutions	109,231	152,729	119,192	140,037	139,549
Premium Subscriptions	114,466	121,355	122,120	128,328	137,935
Total	$568,265	$643,432	$637,687	$711,735	$779,595

Revenue by geographic region:
United States	$343,132	$388,194	$389,258	$444,531	$484,300
International
Other Americas (1)	36,538	39,238	38,066	39,904	43,505
EMEA (2)	139,702	162,064	156,563	168,771	187,286
APAC (3)	48,893	53,936	53,800	58,529	64,504
Total International revenue	225,133	255,238	248,429	267,204	295,295

Total revenue	$568,265	$643,432	$637,687	$711,735	$779,595

Revenue by geography, by product:
United States
Talent Solutions	$208,635	$222,670	$240,752	$277,772	$309,935
Marketing Solutions	68,767	94,991	77,412	91,761	93,362
Premium Subscriptions	65,730	70,533	71,094	74,998	81,003
Total United States revenue	$343,132	$388,194	$389,258	$444,531	$484,300
International
Talent Solutions	135,933	146,678	155,623	165,598	192,176
Marketing Solutions	40,464	57,738	41,780	48,276	46,187
Premium Subscriptions	48,736	50,822	51,026	53,330	56,932
Total International revenue	$225,133	$255,238	$248,429	$267,204	$295,295

Total revenue	$568,265	$643,432	$637,687	$711,735	$779,595

Revenue by channel:
Field sales	$341,691	$413,867	$393,251	$440,476	$479,547
Online sales	226,574	229,565	244,436	271,259	300,048
Total	$568,265	$643,432	$637,687	$711,735	$779,595
______________
(1) Canada, Latin America and South America
(2) Europe, the Middle East and Africa (“EMEA”)
(3) Asia-Pacific (“APAC”)

LINKEDIN CORPORATION
TRENDED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Non-GAAP net income and net income per share:
GAAP net income (loss) attributable to common stockholders	$(4,263)	$2,995	$(42,548)	$(67,748)	$(40,523)
Add back: stock-based compensation	82,910	93,626	103,109	145,491	126,874
Add back: non-cash interest expense related to convertible senior notes	—	5,916	11,189	11,322	11,456
Add back: amortization of intangible assets	9,986	12,612	11,778	29,474	46,466
Add back: accretion of redeemable noncontrolling interest	101	100	109	248	512
Income tax effects and adjustments (1)	(22,661)	(37,884)	(11,096)	(47,378)	(41,331)
NON-GAAP NET INCOME	$66,073	$77,365	$72,541	$71,409	$103,454

GAAP diluted shares	123,427	127,338	125,471	128,241	130,716
Add back: dilutive shares under the treasury stock method	3,046	—	2,827	2,224	1,825
NON-GAAP DILUTED SHARES	126,473	127,338	128,298	130,465	132,541

NON-GAAP DILUTED NET INCOME PER SHARE	$0.52	$0.61	$0.57	$0.55	$0.78

Adjusted EBITDA:
Net income (loss)	$(4,162)	$3,095	$(42,439)	$(67,500)	$(40,011)
Provision (benefit) for income taxes	12,917	3,774	10,572	(26,048)	(10,429)
Other (income) expense, net	(152)	7,305	14,647	12,400	13,759
Depreciation and amortization	59,782	71,118	73,972	99,004	117,901
Stock-based compensation	82,910	93,626	103,109	145,491	126,874
ADJUSTED EBITDA	$151,295	$178,918	$159,861	$163,347	$208,094
______________
(1) Excludes accretion of redeemable noncontrolling interest

Quarterly Results Webcast and Conference Call

LinkedIn will host a webcast and conference call to discuss its third quarter 2015 financial results and business outlook today at 2:00 p.m. Pacific Time. Jeff Weiner and Steve Sordello will host the webcast, which can be viewed on the investor relations section of the LinkedIn website at
http://investors.linkedin.com/. This call will contain forward-looking statements and other material information regarding the company's financial and operating results. Following completion of the call, a recorded replay of the webcast will be available on the website.

Upcoming Events

Management will participate in upcoming financial Q&A discussions at industry events on November 17th, December 1st and 8th of 2015. LinkedIn will furnish a link to these events on its investor relations website, http://investors.linkedin.com/ for both the live and archived webcasts.

About LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the ways companies hire, market and sell. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph. LinkedIn has offices around the world.

Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the company uses the following non-GAAP financial measures: adjusted EBITDA, non-GAAP net income, and non-GAAP diluted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The company excludes the following items from one or more of its non-GAAP measures:

Stock-based compensation. The company excludes stock-based compensation because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to peer operating results.

Non-cash interest expense related to convertible senior notes. In November 2014, the company issued $1.3 billion aggregate principal amount of 0.50% convertible senior notes. In accordance with GAAP, the company separately accounted for the value of the conversion feature as a debt discount, which is amortized in a manner that reflects the company’s non-convertible debt borrowing rate. Accordingly, the company recognizes imputed interest expense on its convertible senior notes of approximately 4.7% in its statement of operations. The company excludes the difference between the imputed interest expense and coupon interest expense, net of any capitalized interest, because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Amortization of acquired intangible assets. The company excludes amortization of acquired intangible assets because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Accretion of redeemable noncontrolling interest. The accretion of redeemable noncontrolling interest represents the accretion of the company's redeemable noncontrolling interest to its redemption value. The company excludes the accretion because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Income tax effects and adjustments. The company adjusts non-GAAP net income by considering the income tax effects of excluding stock-based compensation and the amortization of acquired intangible assets. Beginning in the first quarter of 2014, the company has implemented a static non-GAAP tax rate for evaluating its operating performance as well as for planning and forecasting purposes. This projected 10-year weighted average non-GAAP tax rate eliminates the effects of non-recurring and period specific items, which can vary in size and frequency and does not necessarily reflect the company's long-term operations. Historically, the company computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis. Based on the company's current forecast, a tax rate of 23% has been applied to its non-GAAP financial results for the current period. This rate will be adjusted annually, if necessary. The company believes that adjusting for these income tax effects and adjustments provides additional transparency to the overall or “after tax” effects of excluding these items from its non-GAAP net income.

Dilutive shares under the treasury stock method. During periods with a net loss, the company excluded certain potential common shares from its GAAP diluted shares because their effect would have been anti-dilutive. On a non-GAAP basis, these shares would have been dilutive. As a result, the company has included the impact of these shares in the calculation of its non-GAAP diluted net income per share under the treasury stock method.

For more information on the non-GAAP financial measures, please see the “Trended Reconciliation of GAAP to Non-GAAP Financial Measures” table in this press release. This accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Additionally, the company has not reconciled adjusted EBITDA or non-GAAP EPS guidance to net loss or GAAP EPS guidance because it does not provide guidance for either other income (expense), net, or GAAP provision for income taxes, which are reconciling items between net loss and adjusted EBITDA and non-GAAP EPS. As items that impact net loss are out of the company's control and/or cannot be reasonably predicted, the company is unable to provide such guidance. Accordingly, a reconciliation to net loss is not available without unreasonable effort.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about our products, including our investments in products, technology and other key strategic areas, certain non-financial metrics, such as customer and member growth and engagement, and our expected financial metrics such as revenue, adjusted EBITDA, non-GAAP EPS, depreciation and amortization, stock-based compensation and fully-diluted weighted shares for the fourth quarter of 2015 and the full fiscal year 2015. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: our limited operating history in a new and unproven market; engagement of our members; the price volatility of our Class A common stock; general economic conditions; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; security measures and the risk that they may not be sufficient to secure our member data adequately or that we are subject to attacks that degrade or deny the ability of members to access our solutions; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our solutions are accessible at all times with short or no perceptible load times; our ability to maintain our rate of revenue growth and manage our expenses and investment plans; our ability to accurately track our key metrics internally; members and customers curtailing or ceasing to use our solutions; our core value of putting members first, which may conflict with the short-term interests of the business; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our members or curtail our monetization efforts; litigation and regulatory issues; increasing competition; our ability to manage our growth; our international operations; our ability to recruit and retain our employees; the application of US and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; and the dual class structure of our Class A common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, and additional information will also be set forth in our Form 10-Q that will be filed for the quarter ended September 30, 2015, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of the Investor Relations page of the company's website at http://investors.linkedin.com/. All information provided in this release and in the attachments is as of October 29, 2015, and LinkedIn undertakes no duty to update this information.